Exhibit 23



Consent of Independent Auditors



     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-33828), Post-Effective Amendment No. 1 to the Registration Statement (Form S-4 on Form S-8 No. 333-33830) and Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-38915) pertaining to The Hain Celestial Group, Inc. 1994 Long Term Incentive and Stock Award Plan, and the Registration Statements (Form S-3 Nos. 333-59761, 333-77137, 333-65618,
333-57806 and 333-73808) of The Hain Celestial Group, Inc. and in the related Prospectus of our report dated August 28, 2002, with respect to the consolidated financial statements and schedule of The Hain Celestial Group, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended June 30, 2002.


                                                    /s/ Ernst & Young LLP




Melville, New York
September 26, 2002